Exhibit 8



October 25, 2001


Ford Motor Credit Company
One American Road
Dearborn, MI  48126


Ladies and Gentleman:

        In connection with the issuance by Ford Motor Credit Company, a Delaware corporation, of $3,000,000,000 6 1/2% Global Landmark Securities due
January 25, 2007, $2,500,000,000 7 1/4% Global Landmark Securities due
October 25, 2011, Euro 1,000,000,000 Floating Rate Global Landmark Securities due October 27, 2003 and $1,500,000,000 Floating Rate Global Landmark Securities due October 25, 2004 we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "United States Taxation" in the Prospectus Supplement dated October 22, 2001 relating to Registration Statement no. 333-50090, to which registration statement this consent is an exhibit.


                                       Very truly yours,

                                       /s/ Shearman & Sterling